Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Matthew N. Winokur D +1 215 255 7932 matthew.winokur@axaltacs.com axaltacoatingsystems.com

For Immediate Release
Axalta Announces Lori Ryerkerk Joins Board of Directors
Philadelphia, PA, November 2, 2015 - Axalta Coating Systems (NYSE: AXTA), a leading provider of liquid and powder coatings, is pleased to announce that Ms. Lori Ryerkerk has joined the company’s Board of Directors. Ms. Ryerkerk is Executive Vice President, Global Manufacturing for Royal Dutch Shell (Shell), based in the U.K., where she is responsible for the operations of all Shell refining and chemical wholly owned and operated assets and joint ventures.
“Lori’s extensive, global experience in operations and manufacturing provides a superb complement to our Board,” explained Charlie Shaver, Axalta’s Chairman and CEO. “Our global operations footprint will benefit significantly from Lori’s background in managing chemical facilities, complex engineering systems and an array of environment, health and safety protocols around the world. Her experience in the petrochemical industry will also provide valuable insights into our raw materials procurement strategies.”
Before moving to her current position, Ms. Ryerkerk was Regional Vice President Manufacturing, Europe and Africa at Shell. Between 2008 and 2010 she was Senior Vice President, Refining, Supply and Terminals for the Hess Corporation based in Woodbridge, NJ. From 1991 through 2008, Ms. Ryerkerk held positions of increasing responsibility and scope at ExxonMobil (previously Exxon). Her manufacturing positions included serving as Refinery Manager at the ExxonMobil Beaumont Refinery in Texas, Chairman and Managing Director and General Manager at ExxonMobil Energy Limited in Hong Kong, Senior Advisor, Safety, Health and Environment at ExxonMobil Corporation in Texas, and Manufacturing Manager, Adhesion Industry-Americas for Exxon Chemicals in Louisiana.
Ms. Ryerkerk received her B.S. in chemical engineering from Iowa State University.
About Axalta Coating Systems
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, automotive refinish and commercial vehicles to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With nearly 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on twitter.

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